EXHIBIT 12

Verizon Virginia Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
	2003	2002		2001	2000	1999
	(Dollars in Millions)
Income before provision for income taxes and cumulative effect of accounting change	$209.8	$453.4	(a)	$624.6	$737.4	$702.1
Equity loss (income) from affiliate	22.6	—		80.2	2.5	(.5)
Dividends received from equity affiliate	.2	—		.4	.6	.5
Interest expense	81.3	64.6		78.7	78.6	69.4
Portion of rent expense representing interest	42.8	40.1		33.2	14.7	14.2
Amortization of capitalized interest	4.0	3.7		3.0	2.7	2.3

Earnings, as adjusted	$360.7	$561.8		$820.1	$836.5	$788.0

Fixed charges:
Interest expense	$81.3	$64.6		$78.7	$78.6	$69.4
Portion of rent expense representing interest	42.8	40.1		33.2	14.7	14.2
Capitalized interest	2.1	4.7		10.4	7.5	4.0

Fixed Charges	$126.2	$109.4		$122.3	$100.8	$87.6

Ratio of Earnings to Fixed Charges	2.86	5.14		6.71	8.30	9.00

(a)	Restated in accordance with Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”